Memorandum of Understanding

This Memorandum of Understanding ("MOU") is made by and between:

SulphCo, Inc., a Nevada corporation with offices at 5250 Neil Road, Reno, Nevada, United States of America, 89502 ("SulphCo")

And

Bechtel Corporation, a Nevada corporation with offices at 3000 Post Oak Boulevard, Houston, Texas, United States of America, 77056 ("Bechtel").

Recitals:

A. SulphCo is the owner of intellectual property rights in relation to a novel process for the removal of organic sulfur compounds from fossil or petroleum-derived fuel that combines oxidative desulfurization with the use of ultrasound ("the Proprietary Technology").

B. Bechtel is one of the leading engineering and construction firms in the world, and a key player in the management of facilities and infrastructure providing engineering, procurement, construction, project management and project financing services in the oil production and refining industry.

C. Bechtel and SulphCo have expressed interest in forming a business relationship with each other that will allow Bechtel to enjoy the benefits of the Proprietary Technology.


Subject Matter:

1. Bechtel will undertake a due diligence investigation of the Propriety Technology. Such due diligence is to be completed within 30 to 60 days of execution of this MOU.

2. Bechtel's due diligence will involve an evaluation of the Proprietary Technology including a study of its practicality, safety and the economics for commercial implementation of the Proprietary Technology. This will include an inspection of the Propriety Technology in a laboratory setting either in the SulphCo facility in Reno, Nevada and/or at the University of Southern California.

3. Bechtel will keep SulphCo informed of the progress of its due diligence effort with timely updates.

4.       Bechtel  acknowledges  that all  information  provided to it by SulphCo concerning the Proprietary Technology is the subject of a non-disclosure agreement executed between Bechtel and SulphCo on December 18, 2000.

5. If on conclusion of its due diligence effort, Bechtel is reasonably satisfied of the commercial potential for the Proprietary Technology, it will so notify SulphCo and the parties will commence good faith negotiations to establish a business relationship whereby Bechtel will
         a) become SulphCo's exclusive global licensing agent for the Proprietary Technology, b) develop plans for commercialization of the Proprietary Technology, and ck) establish budgets and funding strategies to support the commercialization activities for the Proprietary Technology. SulphCo retains the right to assist in sales.

6. The provisions of paragraph 6 above are merely a record of the present intentions of SulphCo and Bechtel concerning the establishment of a business relationship and not intended to constitute a binding legal agreement between the parties.

7. In consideration of Bechtel's role in managing the commercialization of the Proprietary Technology, Bechtel will be entitled to share in the licensing fees generated from licensing the Proprietary Technology on an equitable basis as agreed upon by the parties.

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8.       Under no circumstances shall Bechtel or SulphCo be liable to each other for any consequential, incidental or indirect damages, whether arising in tort, contract, strict liability, breach of contract, or otherwise, and Bechtel and SulphCo hereby release each other and their affiliates, subsidiaries, officers, employees and agents from all such loss or damage.

9. The law of this agreement shall be the law of the state of Nevada and the parties hereby submit to the jurisdiction of the courts of Nevada.

Dated this 2nd day of January, 2001.

Signed for and on behalf of SulphCo

/s/ Mark Cullen
---------------
Mark Cullen
Chief Executive Officer

Signed for and on behalf of Bechtel

/s/ L. K. Murray
----------------
Lance Murray
Principal Vice President
Manager, Refining Center of Excellence

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